UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

December 7, 2016

Date of Report (Date of earliest event reported)

Commission File Number	Exact Name of Registrant as Specified in Its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
1-16169	EXELON CORPORATION (a Pennsylvania corporation) 10 South Dearborn Street P.O. Box 805379 Chicago, Illinois 60680-5379 (800) 483-3220	23-2990190
333-85496	EXELON GENERATION COMPANY, LLC (a Pennsylvania limited liability company) 300 Exelon Way Kennett Square, Pennsylvania 19348-2473 (610) 765-5959	23-3064219
1-1839	COMMONWEALTH EDISON COMPANY (an Illinois corporation) 440 South LaSalle Street Chicago, Illinois 60605-1028 (312) 394-4321	36-0938600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities

Item 8.01	Other Information

As previously disclosed, on June 2, 2016, Exelon Corporation (Exelon) announced that Exelon Generation Company, LLC (Generation) would permanently cease generation operations at Clinton Nuclear Generating Station (Clinton) on June 1, 2017 and at Quad Cities Nuclear Power Station (Quad Cities) on June 1, 2018.

On December 7, 2016, the Future Energy Jobs Bill (Bill) was signed into law by the Governor of Illinois. The Bill includes a Zero Emission Standard (ZES) providing compensation in the form of a Zero Emission Credit (ZEC) targeted at preserving the environmental attributes of zero-emissions nuclear-powered generating facilities that meet specific eligibility criteria. Exelon and Generation now expect the Clinton and Quad Cities plants, if selected in the Illinois Power Authority process, to continue operation for at least another 10 years as a result of this legislation.

The ZES will have a 10-year duration commencing on June 1, 2017 and Generation will directly contract with Illinois utilities for the procurement of the ZECs based upon the number of MWh produced by eligible facilities, subject to specified caps. The ZEC price will be based upon the current social cost of carbon as determined by the federal government and is initially established at $16.50 per MWh of production, subject to future adjustments based on specified escalation and pricing adjustment mechanisms designed to lower the ZEC price based on increases in underlying energy and capacity prices.

Pursuant to this development, in December 2016 Exelon and Generation will reverse approximately $120 million of certain one-time charges initially recorded in June 2016 associated with early retirement primarily for employee-related costs and a materials and supplies inventory reserve adjustment, among other items.

In addition to these one-time charges, there will be ongoing annual financial impacts stemming from extending the previously shortened expected economic useful life of Clinton and Quad Cities on a prospective basis starting on December 7, 2016 primarily related to depreciation of plant assets (including any asset retirement costs (ARC)), amortization of nuclear fuel, and changes to asset retirement obligation (ARO) accretion expense. Exelon and Generation continue to assess the impacts on the ARO and ARC associated with the changes in decommissioning timing and cost assumptions to reflect a later retirement date. While these impacts have not yet been quantified, Exelon and Generation expect lower ARC depreciation and ARO accretion prospectively. In addition, the following table summarizes the estimated amount and timing of expected future decreases to the other non-cash expense items most recently disclosed within Management’s Discussion and Analysis of our third quarter Form 10-Q.

(in millions)

	2016(a)	2017(b)	2018(c)
Income statement expenses (pre-tax):
Depreciation and Amortization
Accelerated non-ARC depreciation(d)	($45)	($470)	($140)
Accelerated nuclear fuel amortization	($10)	($85)	($20)

(a)	From December 7, 2016 to December 31, 2016.
(b)	From January 1, 2017 to May 31, 2017 for Clinton and full year for Quad Cities.
(c)	From January 1, 2018 to May 31, 2018 for Quad Cities.
(d)	Includes the accelerated depreciation of plant assets excluding any ARC and assumes an estimated useful life commensurate with the end of the ZES for Clinton and consistent with the current operating license expiration for Quad Cities.

Exelon and Generation are continuing to assess the impact on Nuclear Regulatory Commission (NRC) minimum funding requirements for Clinton and Quad Cities. While these impacts have not yet been quantified, Exelon and Generation expect that given the later commencement of decommissioning activities and a longer time period over which the nuclear decommissioning trust fund (NDTF) investments can appreciate in value, it is more likely than not that both Clinton and Quad Cities will either meet the NRC minimum funding requirements or, if not, not meet the NRC minimum funding requirements by only a small margin. A shortfall could require Exelon to post parental guarantees for Generation’s obligations. However, the amount of required guarantees, if any, will ultimately be dependent on the decommissioning approach adopted at each site, the associated level of costs, and the decommissioning trust fund investment performance going forward. Generation is financially responsible for the decommissioning obligations related to Clinton and Quad Cities and cannot collect funds from Illinois customers related to decommissioning costs for either plant.

Exelon and Generation will continue to assess the financial implications of the adjustments to the ARC and ARO as well as the NRC minimum funding requirements and will disclose those impacts in its upcoming Form 10-K.

In addition to the ZES providing compensation in the form of zero emission credits to eligible nuclear facilities, the Bill, which is effective June 1, 2017, also includes (1) an expansion of the Renewable Portfolio Standard requiring Commonwealth Edison Company (ComEd) procurement of renewable energy credits for all customers by June 2019, (2) incentives for low-income solar distributed generation and community solar programs, which will be funded by an existing Renewable Energy Resources Fund and ongoing Renewable Portfolio Standards collections (3) new cumulative annual energy efficiency megawatt-hours (MWhs) savings goals for ComEd, which are designed to achieve 21.5% of cumulative annual savings by 2030, as compared to an estimated cumulative annual savings of 6.5% at the end of 2017, with the option to defer energy efficiency costs as a regulatory asset and earn a return equal to ComEd’s weighted average cost of capital, subject to certain return on equity adjustments, (4) non-recoverable contributions by ComEd to low income energy assistance programs of $10 million per year for 5 years, (5) rebates to commercial customers who own or operate distributed generation and for community solar projects, (6) revisions to the existing net metering statute to transition to energy only netting once the 5% net metering cap is reached, mandate net metering for community generation projects, and establish billing procedures for subscribers to those projects, (7) increased funding and scope of on-bill financing programs, and (8) rate caps for residential and commercial and industrial customers that limit potential increases due to the Bill. The Bill also extends the sunset date for the Illinois Energy Infrastructure Modernization Act, which established ComEd’s performance-based distribution formula, from 2019 to 2022, allows ComEd to revise its distribution formula to eliminate the ROE collar beginning with the reconciliation performed for the 2017 calendar year and allows ComEd to implement a revenue balancing adjustment tariff if its distribution formula rate were to terminate.

Eliminating the ROE collar in ComEd’s distribution formula or implementing a revenue balancing adjustment tariff will eliminate any unfavorable or favorable impacts of weather or load from ComEd’s electric distribution revenues beginning with the reconciliation performed for the 2017 calendar year. With the exception of the $50 million of contributions to low income energy assistance programs discussed above, ComEd will recover from customers the costs it incurs pursuant to the Bill either through its distribution formula or other separate recovery mechanisms. ComEd may defer energy efficiency costs as a separate regulatory asset that will be recovered and amortized over the weighted average life of the related energy efficiency measures as filed with and approved by the Illinois Commerce Commission. ComEd will earn a return on the energy efficiency regulatory asset at a rate equal to its weighted average cost of capital, which is based on a year-end capital structure and calculated using the same methodology applicable to ComEd’s distribution formula rate. Through December 31, 2030, the return on equity that ComEd earns on its energy efficiency regulatory asset is subject to a maximum downward or upward adjustment of 200 basis points if ComEd falls short of or exceeds its cumulative annual savings goal. ComEd does not expect the Bill to have financial statement impacts until 2017.

* * * * *

Cautionary Statements Regarding Forward-Looking Information

This report contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by Exelon, Generation and ComEd (Registrants) include those factors discussed herein, as well as the items discussed in (1) Exelon’s 2015 Annual Report on Form 10-K in (a) ITEM 1A. Risk Factors, (b) ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) ITEM 8. Financial

Statements and Supplementary Data: Note 23; (2) Exelon’s Third Quarter 2016 Quarterly Report on Form 10-Q in (a) Part II, Other Information, ITEM 1A. Risk Factors; (b) Part 1, Financial Information, ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations and (c) Part I, Financial Information, ITEM 1. Financial Statements: Note 18 and (3) other factors discussed in filings with the SEC by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this report.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXELON CORPORATION

/s/ Jonathan W. Thayer
Jonathan W. Thayer
Senior Executive Vice President and Chief Financial Officer
Exelon Corporation

EXELON GENERATION COMPANY, LLC

/s/ Bryan P. Wright
Bryan P. Wright
Senior Vice President and Chief Financial Officer
Exelon Generation Company, LLC

COMMONWEALTH EDISON COMPANY

/s/ Joseph R. Trpik, Jr.
Joseph R. Trpik, Jr.
Senior Vice President, Chief Financial Officer and Treasurer
Commonwealth Edison Company

December 13, 2016